UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     FORM 12b-25
                                                                SEC FILE NUMBER
                             NOTIFICATION OF LATE FILING                0-14236

                                                                   CUSIP NUMBER

     (Check One):  [ ]Form 10-K   [ ]Form 20-F   [X]Form 10-Q   [ ]Form N-SAR

                    For Period Ended:   March 31, 1997
                                        ________________________
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:_______________________
     ___________________________________________________________________________
     Read Instruction (on back page) Before Preparing Form.  Please Print or
     Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
     ___________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

     ___________________________________________________________________________

     PART I - REGISTRANT INFORMATION

                                   Healthplex, Inc.
     ___________________________________________________________________________
     Full Name of Registrant

     ___________________________________________________________________________
     Former Name if Applicable

                              60 Charles Lindbergh Blvd.
     ___________________________________________________________________________
     Address of Principal Executive Office (Street and Number)

                              Uniondale, New York  11553
     ___________________________________________________________________________
     City, State and Zip Code

     PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

          | (a)  The reasons described in reasonable detail in Part III of this
     [X]  |      form could not be eliminated without unreasonable effort or
          |      expense;
          | (b)  The subject annual report, semi-annual report, transition
     [X]  |      report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion
          |      thereof, will be filed on or before the fifteenth calendar day
          |      following the prescribed due date; or the subject quarterly
          |      report of transition report on Form 10-Q, or portion thereof
          |      will be filed on or before the fifth calendar day following the
          |      prescribed due date; and
     [ ]  | (c)  The accountant's statement or other exhibit required by Rule
          |      12b-25(c) has been attached if applicable.

     PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

            The Registrant experienced delays in compiling the necessary information to complete the report. Such information could not have been obtained by the Registrant in a timely manner without unreasonable expense or effort.



     PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.
                 Martin Kane                 (516)          542-2200
          ____________________________       __________     _________________
                 (Name)                      (Area Code)    (Telephone Number)

     (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section
          30 of the Investment Company Act of 1940 during the preceding
          12 months (or for such shorter) period that the registrant was required to file such report(s) been filed?  If answer is no, identify report(s).
                                                                   [X]Yes  [ ]No
          ______________________________________________________________________

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   [ ]Yes  [X]No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   Healthplex, Inc.
                   ______________________________________________________
                         (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date  May 15, 1997                 By:  /s/ Martin Kane
          __________________              _____________________________________
                                          Martin Kane, President

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


                                 GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.